Exhibit 107

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Cazoo Group Ltd
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	385,330,654.77	(1)	0.00014760	56,874.80
Fees Previously Paid	N/A			N/A
Total Transaction Valuation	385,330,654.77	(1)
Total Fees Due for Filing				56,874.80
Total Fees Previously Paid				N/A
Total Fee Offsets				N/A
Net Fee Due				56,874.80

Table 2 — Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

____________

(1)     Estimated solely for the purpose of calculating the registration fee and is the sum of (a) $200,000,000, the aggregate maximum principal amount of newly issued 4.00%/2.00% Cash/Payment-in-Kind Toggle Senior Secured Notes due 2027 that Cazoo Group Ltd is offering in exchange for its outstanding 2.00% Convertible Senior Notes due 2027 and (b) the product of (i) $0.4150, the average of the high and low price of Cazoo Group Ltd’s Class A ordinary shares, par value $0.002 per share (the “Class A ordinary shares”), as listed on the New York Stock Exchange on October 31, 2023, and (ii) 446,579,891, the estimated maximum number of Class A ordinary shares that Cazoo Group Ltd is offering in exchange for its outstanding 2.00% Convertible Senior Notes due 2027.